Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS FOURTH Quarter and

year-end 2012 FINANCIAL RESULTS

- Company to hold earnings conference call on April 2nd at 8:00 a.m. PT / 11:00 a.m. ET -

Sacramento, CA, March 27, 2013 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the quarter and year ended December 31, 2012.

Neil Koehler, the company’s president and CEO, stated: “In 2012, we achieved the ambitious goals established earlier in the year. We reduced and improved terms on our plant debt, increased our ownership in the Pacific Ethanol plants at favorable valuations and continued to drive cost efficiencies at the plants. We are installing corn oil separation at two of the plants, which will diversify revenues and increase overall margins. In addition, both as a step toward qualifying for advanced biofuel and to take advantage of favorable pricing, we purchased sorghum as feedstock for producing ethanol from local, Midwest and international markets.”

“Although the challenging market environment proved both formidable and frustrating throughout 2012, our execution on these and other goals helped minimize the negative impact on Pacific Ethanol’s financial results. Now in 2013, we are seeing improvement in production margins. Our primary goals this year are to continue to improve operating efficiencies, diversify our revenues and feedstocks, increase product values by further reducing the carbon intensity of our ethanol, and to return the company to profitability.”

Financial Results for the Three Months Ended December 31, 2012

Net sales were $197.0 million for the fourth quarter of 2012, compared to $241.8 million for the fourth quarter of 2011. The decline in net sales is attributable to both a reduction in total gallons sold and lower average price per gallon of ethanol sold. Total gallons sold were 102.0 million for the fourth quarter of 2012, compared to 116.3 million gallons in the fourth quarter of 2011. Average price per gallon of ethanol sold was $2.52 for the fourth quarter of 2012, compared to $2.80 in the fourth quarter of 2011.

Gross loss was $4.7 million for the fourth quarter of 2012, compared to gross profit of $7.4 million in the fourth quarter of 2011. The decrease is attributable to unfavorable industry production margins.

SG&A expenses were $2.7 million in the fourth quarter of 2012, compared to $3.7 million for the fourth quarter of 2011. The decrease is attributable to lower professional fees and lower overhead costs associated with New PE Holdco, LLC.

Loss available to common stockholders for the fourth quarter of 2012 was $5.8 million, compared to $2.4 million for the fourth quarter of 2011. Adjusted EBITDA was negative $2.6 million for the fourth quarter of 2012, compared to negative $0.3 million in the fourth quarter of 2011.

The company’s cash balance was $7.6 million at December 31, 2012, compared to a cash balance of $8.9 million at December 31, 2011.

Financial Results for the Year Ended December 31, 2012

Net sales were $816.0 million, compared to $901.2 million for the same period in 2011. The decrease in net sales for 2012 was primarily due to a decline in production gallons sold and lower ethanol sales prices. During 2012, the company reduced production volumes due to lower industry-wide corn crush margins resulting from an oversupply of ethanol in relation to demand. Average ethanol sales price for 2012 was $2.45 per gallon, compared to $2.79 per gallon in 2011.

2012 gross margin declined to negative 2.4% from positive 2.2% for 2011. The decline in gross margin was primarily the result of negative corn crush margins at the Pacific Ethanol Plants for most of the year due to an oversupply of ethanol in relation to demand.

Selling, general and administrative expenses, or SG&A, for 2012 were $12.1 million, a decrease of $3.3 million as compared to $15.4 million for 2011. The decline is primarily due to lower legal and noncash compensation expenses.

The company issued warrants and senior convertible notes that were recorded at fair value, with quarterly adjustments for changes in their fair value, resulting in income of $2.0 million for 2012 as compared to $7.6 million for 2011. This decrease is primarily due to the retirement of the senior convertible notes in 2011 upon their conversion.

Interest expense for 2012 was $13.0 million, a decrease of $1.8 million from $14.8 million for 2011. This decrease is primarily due to decreased average debt balances under the company’s convertible notes and credit facilities.

Loss available to common stockholders for the year ended December 31, 2012 was $20.3 million, compared to income available to common stockholders of $1.8 million for the same period in 2011. Adjusted EBITDA for the year ended December 31, 2012 was negative $7.5 million, compared to Adjusted EBITDA of positive $5.3 million for the same period in 2011.

Q4 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time / 11:00 a.m. Eastern Time on Tuesday, April 2, 2013. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1- (970) 315-0267. The pass code will be 23785089#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:30 p.m. Eastern Time on Tuesday, April 2, 2013 through 11:59 p.m. Eastern Time on Tuesday, April 9, 2013. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 23785089#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization and fair value adjustments. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritious animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has an 80% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; and Pacific Ethanol’s ability to diversify its revenue streams and increase margins are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 8, 2012 and Form 10-Q filed with the Securities and Exchange Commission on November 14, 2012.

(Tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Net sales	$197,018	$241,798	$816,044	$901,188
Cost of goods sold	201,725	234,434	835,568	881,789
Gross profit (loss)	(4,707)	7,364	(19,524)	19,399
Selling, general and administrative expenses	2,741	3,685	12,141	15,427
Income (loss) from operations	(7,448)	3,679	(31,665)	3,972
Fair value adjustments	1,602	591	1,954	7,559
Interest expense, net	(3,669)	(3,476)	(13,049)	(14,813)
Other expense, net	(96)	(32)	(595)	(741)
Income (loss) before provision for income taxes	(9,611)	762	(43,355)	(4,023)
Provision for income taxes	–	–	–	–
Consolidated net income (loss)	(9,611)	762	(43,355)	(4,023)
Net (income) loss attributed to noncontrolling interest in variable interest entity	4,107	(2,808)	24,298	7,097
Net income (loss) attributed to Pacific Ethanol	$(5,504)	$(2,046)	$(19,057)	$3,074
Preferred stock dividends	$(319)	$(319)	$(1,268)	$(1,265)
Income (loss) available to common stockholders	$(5,823)	$(2,365)	$(20,325)	$1,809
Net income (loss) per share, basic and diluted	$(0.04)	$(0.03)	$(0.19)	$0.05
Weighted-average shares outstanding, basic and diluted	144,428	70,946	108,358	33,733
Weighted-average shares outstanding, basic and diluted	144,428	70,946	108,358	33,984

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

(in thousands, except par value)

	December 31,
ASSETS	2012	2011
Current Assets:
Cash and cash equivalents	$7,586	$8,914
Accounts receivable, net	26,051	28,140
Inventories	16,244	16,131
Prepaid inventory	5,422	9,239
Other current assets	2,129	3,994
Total current assets	57,432	66,418
Property and equipment, net	150,409	159,617
Other Assets:
Intangible assets, net	3,734	4,458
Other assets	3,388	1,983
Total other assets	7,122	6,441
Total Assets	$214,963	$232,476

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited)

(in thousands, except par value)

	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2012	2011
Current Liabilities:
Accounts payable	$5,104	$5,519
Accrued liabilities	3,282	2,713
Accrued preferred dividends	–	7,315
Current portion – long-term debt	4,029	750
Total current liabilities	12,415	16,297

Long-term debt, net of current portion	117,253	93,689
Accrued preferred dividends	5,852	–
Warrant liabilities	4,892	1,921
Other liabilities	1,644	1,305
Total Liabilities	142,056	113,212

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of December 31, 2012 and 2011 Series B: 927 shares issued and outstanding as of December 31, 2012 and 2011	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 146,841 and 86,632 shares issued and outstanding as of December 31, 2012 and 2011, respectively	147	87
Additional paid-in capital	582,724	556,871
Accumulated deficit	(530,310)	(509,985)
Total Pacific Ethanol, Inc. stockholders’ equity	52,562	46,974
Noncontrolling interest in variable interest entity	20,345	72,290
Total stockholders’ equity	72,907	119,264
Total Liabilities and Stockholders’ Equity	$214,963	$232,476

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands) (unaudited)	2012	2011	2012	2011
Net income (loss) attributed to Pacific Ethanol	$(5,504)	$(2,046)	$(19,057)	$3,074
Adjustments:
Interest expense*	2,480	1,381	7,045	6,136
Interest income*	–	(8)	(3)	(9)
Fair value adjustments	(1,602)	(591)	(1,954)	(7,559)
Depreciation and amortization expense*	2,074	962	6,463	3,611
Total adjustments	2,952	1,744	11,551	2,179
Adjusted EBITDA	$(2,552)	$(302)	$(7,506)	$5,253

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* Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance

	Three Months Ended December 31,		Years Ended December 31,
(unaudited)	2012	2011	2012	2011
Ethanol production gallons sold (in millions)	34.6	37.8	140.6	150.8
Ethanol third party gallons sold (in millions)	67.4	78.5	300.2	273.3
Total ethanol gallons sold (in millions)	102.0	116.3	440.8	424.1
Ethanol average sales price per gallon	$2.52	$2.80	$2.45	$2.79
Corn cost – CBOT equivalent	$7.39	$6.22	$6.89	$6.76
Total co-product tons sold (in thousands)	310.9	362.0	1,253.6	1,401.5
Co-product return % (1)	28.8%	26.2%	26.8%	23.6%

________________

 (1) Co-product revenue as a percentage of delivered cost of corn.

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